Exhibit 99.1

C4 Therapeutics Reports Third Quarter 2024 Financial Results and Recent Business Highlights
Cemsidomide Phase 1/2 Trial in Multiple Myeloma and non-Hodgkin’s Lymphoma Continues to Progress: Data from Both Indications to be Presented at the 66th American Society of Hematology (ASH) Annual Meeting in San Diego, CA
Initial Monotherapy CFT1946 Phase 1 Data Demonstrated Well-Tolerated Safety Profile and Early Evidence of Anti-tumor Activity; Phase 1/2 Trial Continues to Progress with Multiple Data Readouts Expected in 2025
Appointed Paige Mahaney, Ph.D. as Chief Scientific Officer Bringing More than 25 Years of Pharmaceutical and Biotech Experience
Cash, Cash Equivalents and Marketable Securities of $284.4 million as of September 30, 2024; Expected to Provide Runway into 2027
WATERTOWN, Mass., Oct. 31, 2024 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, reported financial results today for the third quarter ended September 30, 2024, as well as recent business highlights.
“2024 has been a successful year for C4T marked by strong execution across our entire portfolio, which has continued to position us as a leader in targeted protein degradation science. We recently shared initial clinical data on CFT1946 demonstrating a well-tolerated safety profile and evidence of monotherapy anti-tumor activity in BRAF inhibitor exposed patients, and we delivered our second development candidate to Biogen,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “We look forward to continuing this momentum with cemsidomide Phase 1 data in multiple myeloma and in non-Hodgkin’s lymphoma being presented at ASH, and multiple CFT1946 data readouts expected in 2025. Our continued focus on discovery research, clinical development and collaborations sets us up for an exciting future and for the potential to improve patients’ lives.”
THIRD QUARTER 2024 AND RECENT ACHIEVEMENTS
Cemsidomide: Cemsidomide is an oral degrader of IKZF1/3 for the potential treatment of relapsed/refractory (R/R) multiple myeloma (MM) and R/R non-Hodgkin’s lymphoma (NHL).
•Advanced the Phase 1/2 Clinical Trial. The cemsidomide Phase 1/2 trial in combination with dexamethasone for R/R MM and as a monotherapy for R/R NHL continues to enroll patients. Dose escalation continues as the maximum tolerated dose has not yet been reached. For the combination with dexamethasone MM arm, patients are now enrolling at dose level 6 (100 µg once daily (QD)) and enrollment in the dose level 5 (75 µg QD) expansion cohort is complete. The monotherapy NHL arm continues to progress and dose level 5 (100 µg QD) is the highest dose level evaluated to date.
CFT1946: CFT1946 is an oral degrader targeting BRAF V600 mutations for the potential treatment of solid tumors including colorectal cancer (CRC), melanoma and non-small cell lung cancer (NSCLC).
•Presented New Preclinical Data at the 7th Annual Targeted Protein Degradation (TPD) Summit: In October 2024, C4T shared new in vivo data for CFT1946 describing Kpu,u (range:

0.34 - 0.88), experimentally determined using independent methods in two different species. These results demonstrate CFT1946’s ability to cross the blood brain barrier and highlight the potential for activity in primary and metastatic central nervous system (CNS) disease.
•Presented Monotherapy Clinical Data Demonstrating Proof of Mechanism and Early Evidence of Proof of Concept from the Ongoing CFT1946 Phase 1 Trial at the European Society for Medical Oncology (ESMO) Congress 2024: CFT1946 demonstrated a well-tolerated safety profile and evidence of monotherapy anti-tumor activity, which supports further clinical development as monotherapy and in combination with MEK and EGFR targeted therapies.
•Advanced the Phase 1/2 Clinical Trial. The CFT1946 Phase 1/2 trial for BRAF V600 mutant solid tumors continues to enroll patients across multiple arms of the trial:
◦CFT1946 Monotherapy Dose Escalation in BRAF V600 Mutant Solid Tumors: Patients continue to enroll in the 640 mg twice daily (BID) pharmacodynamic (PD) backfill cohort.
◦CFT1946 Monotherapy Melanoma Expansion Cohorts: Enrollment at the 320 mg BID dose level is complete and patients are enrolling at the 640 mg BID dose level.
◦CFT1946 with Cetuximab Phase 1b Dose Escalation for CRC: The 160 mg BID dose level has been declared safe and patients are enrolling at the 320 mg BID dose level.
RESEARCH UPDATES:
•Presented at the 7th Annual TPD Summit Highlighting C4T’s TORPEDO® Platform: In October 2024, at the 7th Annual TPD Summit, C4T presented kinetics-based pharmacokinetic (PK) and PD models, demonstrating the company’s ability to predict clinical PD responses across target classes.
COLLABORATIONS:
•Delivered Second Development Candidate to Biogen. In September 2024, C4T earned an additional $8 million milestone payment after Biogen accepted delivery of a second development candidate in an undisclosed indication. Biogen is responsible for all future clinical development and commercialization for this program. This marks the final development candidate under this strategic collaboration.
CORPORATE UPDATES:
•In October 2024, C4T appointed Paige Mahaney, Ph.D., as the company’s chief scientific officer, succeeding Stew Fisher, Ph.D., who is retiring to pursue personal interests. Dr. Mahaney brings over 25 years of pharmaceutical executive leadership with multidisciplinary expertise in discovery research and development along with successfully building clinical portfolios across a wide range of disease indications and treatment modalities.
•In September 2024, C4T appointed Stephen Fawell, Ph.D., to the Board of Directors. Dr. Fawell brings decades of experience leading discovery and development strategies for global pharmaceutical companies.
KEY UPCOMING MILESTONES
Cemsidomide:

•Present updated dose escalation and expansion cohort data from the 50 µg M/W/F, 37.5 µg QD, 62.5 µg QD, and 75 µg QD dose levels in approximately 40 patients from the ongoing Phase 1/2 clinical trial with dexamethasone in R/R MM at the ASH Annual Meeting in December 2024.
•Present dose escalation data from the 25 µg M/W/F, 50 µg M/W/F, 37.5 µg QD, 62.5 µg QD, and 100 µg QD dose levels in approximately 25 patients from the ongoing monotherapy Phase 1/2 clinical trial in R/R NHL at the ASH Annual Meeting in December 2024.
•Complete Phase 1 dose exploration in R/R MM and R/R NHL by year-end.
CFT1946:
•Initiate the Phase 1b dose escalation cohort evaluating CFT1946 in combination with trametinib in melanoma by year-end.
•Present data from multiple anticipated readouts in 2025, including:
◦Full monotherapy CFT1946 dose escalation cohorts in BRAF V600 mutant solid tumors.
◦Expansion cohorts evaluating CFT1946 as a monotherapy in melanoma.
◦Phase 1b dose escalation cohort evaluating CFT1946 in combination with cetuximab in CRC.
UPCOMING INVESTOR EVENTS:
•November 20, 2024, at 8 am GT: Management will participate in a fireside chat at the Jefferies London Healthcare conference taking place in London, UK.
•December 8, 2024: Management will host an investor call to discuss MM and NHL data from the ongoing Phase 1/2 trial of cemsidomide.
THIRD QUARTER 2024 FINANCIAL RESULTS
Revenue: Total revenue for the third quarter of 2024 was $15.4 million, compared to $11.1 million for the third quarter of 2023. The increase in revenue was primarily due to recognition of an $8.0 million milestone from Biogen as well as $2.9 million of revenue recognized under our license and supply agreement with Betta, partially offset by reduced revenue from our agreement with Roche due to the completion of research activities in the third quarter of 2023 for a nominated target. Total revenue for the third quarter of 2024 reflects revenue recognized under our collaborations with Biogen, Betta, Merck, Merck KGaA, Darmstadt, Germany (MKDG) and Roche, and total revenue recognized in the third quarter of 2023 reflects revenue recognized under collaboration agreements with Biogen and Roche.
Research and Development (R&D) Expense: R&D expense for the third quarter of 2024 was $31.8 million, compared to $28.3 million for the third quarter of 2023. The increase in R&D expense was primarily due to increased clinical trial expense as cemsidomide and CFT1946 continue to advance, partially offset by lower personnel costs.
General and Administrative (G&A) Expense: G&A expense was $11.8 million for the third quarter of 2024, compared to $10.5 million for the third quarter of 2023. The increase in G&A expense was primarily attributable to higher personnel expense related to stock-based compensation.
Net Loss and Net Loss per Share: Net loss for the third quarter of 2024 was $24.7 million, compared to $27.0 million for the third quarter of 2023. Net loss per share for the third quarter of 2024 was $0.35 compared to $0.55 for the third quarter of 2023.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of September 30, 2024 were $284.4 million, compared to $295.7 million as of June 30, 2024, and $281.7 million as of December 31, 2023. The reduction in cash, cash equivalents and marketable securities during the third quarter was primarily the result of cash used in operating activities, partially offset by $10.3 million in net proceeds raised through our at-the-market (ATM) facility. C4T expects that its cash, cash equivalents and marketable securities as of September 30, 2024 will be sufficient to fund planned operating expenses and capital expenditures into 2027.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
About Cemsidomide
Cemsidomide is an orally bioavailable MonoDAC® degrader designed to be highly potent and selective against its intended targets of Ikaros (IKZF1) and Aiolos (IKZF3) and overcome shortcomings of currently approved therapies to treat multiple myeloma (MM) and non-Hodgkin’s lymphoma (NHL). Cemsidomide is currently in a Phase 1 dose escalation study in MM and NHL. Initial clinical data show cemsidomide is well tolerated, demonstrates anti-myeloma activity and displays evidence of immunomodulatory effects. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).
About CFT1946
CFT1946 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRAF V600X mutant targets. In preclinical studies, CFT1946 is active in vivo and in vitro in models with BRAF V600E driven disease and in models resistant to BRAF inhibitors. CFT1946 is currently in a Phase 1 dose escalation study in BRAF V600X mutant solid tumors including colorectal cancer, melanoma and non-small cell lung cancer. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05668585).
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the anticipated timing and content of presentations of data from our clinical trials; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or

Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com

Condensed Consolidated Balance Sheet Data
(in thousands)

	(unaudited)	(audited)
	September 30, 2024	December 31, 2023
Cash, cash equivalents and marketable securities	$284,400	$281,689
Total assets	376,060	376,451
Deferred revenue	49,417	37,285
Total stockholders' equity	242,656	246,114

 Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue from collaboration agreements	$15,362	$11,072	$30,407	$17,495
Operating expenses:
Research and development	31,838	28,347	78,124	87,315
General and administrative	11,768	10,533	31,751	31,784
Restructuring	—	—	2,437	—
Total operating expenses	43,606	38,880	112,312	119,099
Loss from operations	(28,244)	(27,808)	(81,905)	(101,604)
Other income (expense), net:
Interest expense and amortization of long-term debt − related party	—	(167)	—	(1,373)
Loss on early extinguishment of debt	—	(621)	—	(621)
Interest and other income, net	3,578	2,562	11,162	6,862
Total other income, net	3,578	1,774	11,162	4,868
Loss before income taxes	(24,666)	(26,034)	(70,743)	(96,736)
Income tax expense	—	(1,003)	—	(1,003)
Net loss	$(24,666)	$(27,037)	$(70,743)	$(97,739)
Net loss per share − basic and diluted	$(0.35)	$(0.55)	$(1.03)	$(1.99)
Weighted-average shares outstanding − basic and diluted	69,627,190	49,212,126	68,958,938	49,103,351